Filed Pursuant to Rule 433

Registration Statement No. 333-207652

Pricing Term Sheet

January 30, 2017

MICROSOFT CORPORATION

1.850% Notes due 2020

2.400% Notes due 2022

2.875% Notes due 2024

3.300% Notes due 2027

4.100% Notes due 2037

4.250% Notes due 2047

4.500% Notes due 2057

Issuer:	Microsoft Corporation

Title of Securities:

1.850% Notes due 2020 (the “2020 Notes”)

2.400% Notes due 2022 (the “2022 Notes”)

2.875% Notes due 2024 (the “2024 Notes”)

3.300% Notes due 2027 (the “2027 Notes”)

4.100% Notes due 2037 (the “2037 Notes”)

4.250% Notes due 2047 (the “2047 Notes”)

4.500% Notes due 2057 (the “2057 Notes” and, collectively with the 2020 Notes, the 2022 Notes, the 2024 Notes, the 2027 Notes, the 2037 Notes and the 2047 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2020 Notes:	$1,500,000,000
	2022 Notes:	$1,750,000,000
	2024 Notes:	$2,250,000,000
	2027 Notes:	$4,000,000,000
	2037 Notes:	$2,500,000,000
	2047 Notes:	$3,000,000,000
	2057 Notes:	$2,000,000,000

Price to Public (Issue Price):	2020 Notes:	99.933% of principal amount
	2022 Notes:	99.785% of principal amount
	2024 Notes:	99.272% of principal amount
	2027 Notes:	99.645% of principal amount
	2037 Notes:	99.783% of principal amount
	2047 Notes:	99.731% of principal amount
	2057 Notes:	99.705% of principal amount

Maturity Date:	2020 Notes:	February 6, 2020
	2022 Notes:	February 6, 2022
	2024 Notes:	February 6, 2024
	2027 Notes:	February 6, 2027
	2037 Notes:	February 6, 2037
	2047 Notes:	February 6, 2047
	2057 Notes:	February 6, 2057

Coupon (Interest Rate):	2020 Notes:	1.850% per annum
	2022 Notes:	2.400% per annum
	2024 Notes:	2.875% per annum
	2027 Notes:	3.300% per annum
	2037 Notes:	4.100% per annum
	2047 Notes:	4.250% per annum
	2057 Notes:	4.500% per annum

Benchmark Treasury:	2020 Notes:	UST 1.375% due January 15, 2020
	2022 Notes:	UST 1.875% due January 31, 2022
	2024 Notes:	UST 2.250% due January 31, 2024
	2027 Notes:	UST 2.000% due November 15, 2026
	2037 Notes:	UST 2.250% due August 15, 2046
	2047 Notes:	UST 2.250% due August 15, 2046
	2057 Notes:	UST 2.250% due August 15, 2046

Spread to Benchmark Treasury:	2020 Notes:	0.400% (+40 basis points)
	2022 Notes:	0.500% (+50 basis points)
	2024 Notes:	0.700% (+70 basis points)
	2027 Notes:	0.850% (+85 basis points)
	2037 Notes:	1.000% (+100 basis points)
	2047 Notes:	1.150% (+115 basis points)
	2057 Notes:	1.400% (+140 basis points)

Benchmark Treasury Price and Yield:	2020 Notes:	99-23 / 1.473%
	2022 Notes:	99-21 1⁄4 / 1.946%
	2024 Notes:	99-23+ / 2.291%
	2027 Notes:	95-24 / 2.492%
	2037 Notes:	83-11+ / 3.116%
	2047 Notes:	83-11+ / 3.116%
	2057 Notes:	83-11+ / 3.116%

Yield to Maturity:	2020 Notes:	1.873%
	2022 Notes:	2.446%
	2024 Notes:	2.991%
	2027 Notes:	3.342%
	2037 Notes:	4.116%
	2047 Notes:	4.266%
	2057 Notes:	4.516%

Interest Payment Dates:	Interest paid on the Notes semi-annually in arrears on February 6 and August 6, beginning on August 6, 2017

Interest Payment Record Dates:	On January 22 and July 22 of each year for the Notes

Optional Redemption:	2020 Notes:

	At any time prior to February 6, 2020 at T+10 basis points

	2022 Notes:

	At any time prior to January 6, 2022 at T+10 basis points

	At any time on or after January 6, 2022 at a redemption price of 100% of the principal amount to be redeemed

	2024 Notes:

	At any time prior to December 6, 2023 at T+12.5 basis points

	At any time on or after December 6, 2023 at a redemption price of 100% of the principal amount to be redeemed

	2027 Notes:

	At any time prior to November 6, 2026 at T+15 basis points

	At any time on or after November 6, 2026 at a redemption price of 100% of the principal amount to be redeemed

	2037 Notes:

	At any time prior to August 6, 2036 at T+15 basis points

	At any time on or after August 6, 2036 at a redemption price of 100% of the principal amount to be redeemed

	2047 Notes:

	At any time prior to August 6, 2046 at T+20 basis points

	At any time on or after August 6, 2046 at a redemption price of 100% of the principal amount to be redeemed

	2057 Notes:

	At any time prior to August 6, 2056 at T+25 basis points

	At any time on or after August 6, 2056 at a redemption price of 100% of the principal amount to be redeemed

Type of Offering:	SEC registered (No. 333-207652)

Gross Proceeds to Issuer (before underwriting discount):	2020 Notes:	$1,498,995,000
	2022 Notes:	$1,746,237,500
	2024 Notes:	$2,233,620,000
	2027 Notes:	$3,985,800,000
	2037 Notes:	$2,494,575,000
	2047 Notes:	$2,991,930,000
	2057 Notes:	$1,994,100,000

Net Proceeds to Issuer (after underwriting discount, but before expenses):	2020 Notes:	$1,496,745,000
	2022 Notes:	$1,740,987,500
	2024 Notes:	$2,225,745,000
	2027 Notes:	$3,969,800,000
	2037 Notes:	$2,475,825,000
	2047 Notes:	$2,969,430,000
	2057 Notes:	$1,979,100,000

Trade Date:	January 30, 2017

Settlement Date (T+5):	February 6, 2017

Joint Book-Running Managers:	Barclays Capital Inc.
	HSBC Securities (USA) Inc.
	Citigroup Global Markets Inc.
	Credit Suisse Securities (USA) LLC
	Goldman, Sachs & Co.
	J.P. Morgan Securities LLC
	Merrill Lynch, Pierce, Fenner & Smith Incorporated
	Morgan Stanley & Co. LLC
	U.S. Bancorp Investments, Inc.
	BNP Paribas Securities Corp.
	BNY Mellon Capital Markets, LLC

Co-Managers:	Academy Securities, Inc.
	Blaylock Beal Van, LLC
	CAVU Securities, LLC
	C.L. King & Associates, Inc.
	Drexel Hamilton, LLC
	Mischler Financial Group, Inc.
	Samuel A. Ramirez & Company, Inc.
	Siebert Cisneros Shank & Co., L.L.C.

Listing:	None

CUSIP/ISIN:	2020 Notes:	594918 BV5 / US594918BV54
	2022 Notes:	594918 BW3 / US594918BW38
	2024 Notes:	594918 BX1 / US594918BX11
	2027 Notes:	594918 BY9 / US594918BY93
	2037 Notes:	594918 BZ6 / US594918BZ68
	2047 Notes:	594918 CA0 / US594918CA09
	2057 Notes:	594918 CB8 / US594918CB81

Long-Term Debt Ratings*:	Moody’s, Aaa (negative outlook); S&P, AAA (stable outlook)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1 (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; by calling HSBC Securities (USA) Inc. toll-free at 1 (866) 811-8049; by calling Citigroup Global Markets Inc. toll-free at 1 (800) 831-9146 or by emailing prospectus@citi.com; by calling Credit Suisse Securities (USA) LLC toll-free at 1 (800) 221-1037; by calling Goldman, Sachs & Co. toll-free at 1 (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com; by calling J.P. Morgan Securities LLC collect at 1 (212) 834-4533; by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1 (800) 294-1322; by calling Morgan Stanley & Co. LLC, toll-free at (866) 718-1649 or by emailing prospectus@morganstanley.com; by calling U.S. Bancorp Investments, Inc. toll-free at 1 (877) 558-2607; by calling BNP Paribas Securities Corp. toll-free at 1 (800) 854-5674; or by calling BNY Mellon Capital Markets, LLC toll-free at 1 (800) 269-6864.